EMPLOYMENT AGREEMENT

This Agreement (“Agreement”) by and between Ben Franklin Bank of Illinois, a federal savings bank (the “Bank”), with its principal office in Arlington Heights, Illinois, and Steven D. Olson (“Executive”) is entered into on this 1st day of January, 2016.  Any reference to the Company shall refer to Ben Franklin Financial, Inc., the holding company of the Bank.

WHEREAS, in order to induce Executive to remain in the employ of the Bank and to provide further incentive to achieve the financial and performance objectives of the Bank, the parties desire to enter into this Agreement upon the terms and conditions hereof; and

WHEREAS, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) provides that certain severance payments and other benefits to Executive hereunder must comply with its terms and the Treasury regulations promulgated thereunder (the “Treasury Regulations”), or subject Executive to additional taxes and penalties; and

WHEREAS, the Bank has been designated as being "in troubled condition" by the Office of the Comptroller of the Currency ("OCC") and this Agreement has been prepared in compliance with 12 C.F.R. Part 359 of the Federal Deposit Insurance Corporation ("FDIC") regulations and is subject to the prior approval of the OCC.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

1.         POSITION AND RESPONSIBILITIES.

Executive agrees to serve as the President of the Bank and as such, Executive shall be responsible for providing strategic leadership for the Bank by working with the Board and other management to establish long-range goals, strategies, plans and policies.  Executive agrees to serve, if elected, as a director of the Bank or an officer and/or director of any affiliate of the Bank.  Failure to reappoint Executive as President of the Bank during the term of this Agreement without his consent (except for any termination for Just Cause or Retirement, as defined herein) shall constitute a breach of this Agreement.

2.          TERM AND DUTIES.

              (a)     The term of this Agreement and the period of Executive’s employment hereunder will begin as of the Effective Date and will continue for a period of twelve (12) full calendar months thereafter.  On the first day of January each year (the “Anniversary Date”), this Agreement shall renew for an additional year such that the remaining term shall be twelve (12) full calendar months provided, however, that the Board shall at least sixty (60) days before such Anniversary Date conduct a comprehensive performance evaluation and review of Executive for purposes of determining whether to extend this Agreement.  The Board shall give Executive notice of its decision whether or not to renew this Agreement at least thirty (30) days and not more than sixty (60) days prior to the Anniversary Date, and if written notice of non-renewal is provided to Executive within said time frame, the term of this Agreement shall not be extended.

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              (b)    During the period of his employment hereunder, except for periods of absence occasioned by illness, reasonable vacation periods, and reasonable leaves of absence approved by the Board, Executive shall devote substantially all his business time, attention, skill, and efforts to the faithful performance of his duties hereunder including activities and services related to the organization, operation and management of the Bank; provided, however, that with the approval of the Board, Executive may serve, or continue to serve, on the boards of directors of, and hold any other offices or positions in, business, social, religious, charitable or similar organizations which will not present any conflict of interest with the Bank or materially affect the performance of Executive’s duties pursuant to this Agreement.

3.         COMPENSATION, BENEFITS AND REIMBURSEMENT.

            (a)    The compensation specified under this Agreement shall constitute the salary and benefits paid for the duties described in Section 2.  The Bank shall pay Executive as compensation a salary of not less than $135,000 per year (“Base Salary”).  Such Base Salary shall be payable biweekly, or with such other frequency as officers and employees are generally paid. During the period of this Agreement, Executive’s Base Salary shall be reviewed at least annually. Such review shall be conducted by the Compensation Committee of the Board, and the Bank may increase, but not decrease (except a decrease that is generally applicable to all employees) Executive’s Base Salary (with any increase in Base Salary to become “Base Salary” for purposes of this Agreement).  Base Salary shall not include any director’s fees that Executive is entitled to receive as a director of the Bank or any affiliate of the Bank.  Such director’s fees shall be separately paid to Executive.

            (b)    Executive will be entitled to participate in and receive benefits under any employee benefit plans including, but not limited to, retirement plans, supplemental retirement plans, pension plans, profit-sharing plans, health-and-accident insurance plans, medical coverage or any other employee benefit plan or arrangement made available by the Bank currently or in the future to its senior executives and key management employees. Executive will be entitled to participate in any incentive compensation and bonus plans offered by the Bank in which Executive is eligible to participate. Nothing paid to Executive under any such plan or arrangement will be deemed to be in lieu of other compensation to which Executive is entitled under this Agreement.

             (c)    In addition to the Base Salary provided for by paragraph (a) of this Section 3, the Bank shall pay or reimburse Executive for all reasonable travel and other reasonable expenses incurred by Executive performing his obligations under this Agreement and may provide such additional compensation in such form and such amounts as the Board may from time to time determine. The Bank shall reimburse Executive for his ordinary and necessary business expenses including, without limitation, fees for memberships in such clubs and organizations as Executive and the Board shall mutually agree are necessary and appropriate for business purposes, and travel and entertainment expenses, incurred in connection with the performance of his duties under this Agreement. If Executive is entitled to be paid or reimbursed for any taxable expenses under this Section and such payments or reimbursements are includible in Executive’s federal gross taxable income, the amount of such expenses reimbursable in any one calendar year shall not affect the amount reimbursable in any other calendar year, and the reimbursement of an eligible expense must be made no later than December 31 of the year after the year in which the expense was incurred. No right of Executive to reimbursement of expenses under this Section 3(d) shall be subject to liquidation or exchange for another benefit.

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4.         PAYMENTS TO EXECUTIVE UPON AN EVENT OF TERMINATION.

(a)    Upon the occurrence of an Event of Termination (as herein defined) during Executive’s term of employment under this Agreement, the provisions of this Section 4 shall apply. As used in this Agreement, an “Event of Termination” shall mean and include any of the following:

(i)

the involuntary termination by the Bank of Executive’s full-time employment hereunder for any reason other than termination governed by Section 5 (Termination for Cause) or termination governed by Section 6 (Termination for Disability or death) or termination governed by Section 7 (Termination Upon Retirement), provided that such termination of employment constitutes a “Separation from Service” within the meaning of Section 4(d) hereof; or

(ii)	Executive’s voluntary resignation from the Bank’s employ for any of the following reasons:
(A)

the failure to appoint or reappoint Executive to the position set forth under Section 1 or, if Executive is also a director of the Bank or the Company as of the date hereof, failure to re-nominate Executive as a director of the Bank or the Company as applicable;

(B)

a material change in Executive’s functions, duties, or responsibilities with the Bank, which change would cause Executive’s position to become one of lesser responsibility, importance, or scope from the position and attributes thereof described in Section 1, above;

	(C)	a relocation of Executive’s principal place of employment by more than forty-five (45) miles from its location at the Effective Date of this Agreement;
(D)

 a material reduction in the benefits and perquisites to Executive from those being provided as of the later of the Effective Date or any subsequent Anniversary Date of this Agreement, other than an employee-wide reduction in pay or benefits;

	(E)	a liquidation or dissolution of the Bank; or
	(F)	a material breach of this Agreement by the Bank or the Company.
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Upon the occurrence of any event described in clauses (A), (B), (C), (D), (E) or (F), above, Executive shall have the right to elect to terminate his employment under this Agreement by resignation upon not less than thirty (30) days prior written Notice of Termination, as defined in Section 9(a), given within ninety (90) days after the event giving rise to said right to elect. The Bank will have thirty (30) days to cure the conditions giving rise to the Event of Termination, provided that the Bank may elect to waive such thirty (30) day period. Notwithstanding the preceding sentence, in the event of a continuing breach of this Agreement by the Bank, Executive, after giving due notice within the prescribed time frame of an initial event specified above, shall not waive any of his rights under this Agreement and this Section solely by virtue of the fact that Executive has submitted his resignation, provided Executive has remained in the employment of the Bank and is engaged in good faith discussions to resolve any occurrence of an event described in clauses (A), (B), (C), (D) or (F) above.

(iii)

Executive’s involuntary termination by the Bank (or any successor thereto) on the effective date of, or at any time following, a Change in Control, or (B) Executive’s resignation from the employment with the Bank (or any successor thereto) following a Change in Control as a result of any event described in Section 4(a)(ii)(A), (B), (C), (D), or (F) above. For purposes of this Agreement, the term “Change in Control” shall mean the occurrence of any of the following events:

(A)

Merger:  The Company or the Bank merges into or consolidates with another entity, or merges another bank or corporation into the Bank or the Company, and as a result, less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were stockholders of the Company or the Bank immediately before the merger or consolidation, provided, however, that a second-step conversion of the Company’s mutual holding company is specifically excluded from consideration as a Change in Control under this definition;

(B)

 Acquisition of Significant Share Ownership:  There is filed, or is required to be filed, a report on Schedule 13D or another form or schedule (other than Schedule 13G) required under Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended, if the schedule discloses that the filing person or persons acting in concert has or have become the beneficial owner of 25% or more of a class of the Company’s or the Bank’s voting securities; provided, however, this clause (ii) shall not apply to beneficial ownership of the Company’s or the Bank’s voting shares held in a fiduciary capacity by an entity of which the Company directly or indirectly beneficially owns 50% or more of its outstanding voting securities;

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(C)

Change in Board Composition:  During any period of two consecutive years, individuals who constitute the Company’s or the Bank’s Board of Directors at the beginning of the two-year period cease for any reason to constitute at least a majority of the Company’s or the Bank’s Board of Directors; provided, however, that for purposes of this clause (iii), each director who is first elected by the board (or first nominated by the board for election by the stockholders) by a vote of at least two-thirds (2/3) of the directors who were directors at the beginning of the two-year period or who is appointed to the Board as the result of a directive, supervisory agreement or order issued by the primary federal regulator of the Company or the Bank or by the FDIC shall be deemed to have also been a director at the beginning of such period; and provided, further, that the elimination of the Company’s board of directors by merger into a new stock holding company in connection with a second-step conversion of the Company’s mutual holding company shall not be deemed a Change in Control if the Bank’s Board of Directors continues to satisfy this requirement; or

(D)	Sale of Assets: The Company or the Bank sells to a third party all or substantially all of its assets.

         (b)     Upon the occurrence of an Event of Termination under Sections 4(a) (i), (ii) or (iii), on the Date of Termination, as defined in Section 9(b), the Bank shall be obligated to pay Executive, or, in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, as severance pay or liquidated damages, or both, an amount equal to the sum of: (i) his earned but unpaid salary as of the date of his termination of employment with the Bank; (ii) the vested benefits, if any, to which he is entitled as a former employee under the employee benefit plans and programs and compensation plans and programs maintained for the benefit of the Bank’s officers and employees; and (iii) a payment equal to one year's Base Salary.  Any payments hereunder shall be made in a lump sum within thirty (30) days after the Date of Termination, except as otherwise provided herein.  Such payments shall not be reduced in the event Executive obtains other employment following termination of employment.  However, such payments shall be reduced by the amount equal to the Bank’s payment for medical coverage for Executive and his family under Section 4(c) of this Agreement.

         (c)     Upon the occurrence of an Event of Termination under Section 4(a)(i), (ii) or (iii), the Bank will cause to be continued, at the Bank’s expense, medical coverage for Executive and his family under any Bank sponsored "employee welfare benefit plan," as such term is defined in section 3(1) of the Employee Retirement Income Security Act of 1974, as amended, which coverage shall be substantially identical to the coverage maintained by the Bank for Executive and his family prior to Executive’s termination.  Such coverage shall continue at the Bank’s expense for a period of one year following Executive's Date of Termination.

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         (d)     For purposes of this Agreement, a “Separation from Service” shall have occurred if the Bank and Executive reasonably anticipate that no further services will be performed by Executive after the date of the Event of Termination (whether as an employee or as an independent contractor) or the level of further services performed will not exceed 49% of the average level of bona fide services in the 36 months immediately preceding the Event of Termination.  For all purposes hereunder, the definition of “Separation from Service” shall be interpreted consistent with Treasury Regulation Section 1.409A-1(h)(ii).  If Executive is a Specified Employee, as defined in Code Section 409A and any payment to be made under subparagraph (b) of this Section 4 shall be determined to be subject to Code Section 409A, then if required by Code Section 409A, such payment or a portion of such payment (to the minimum extent possible) shall be delayed and shall be paid on the first day of the seventh month following Executive’s Separation from Service.

         (e)     In the event Executive resigns for any reason other than an Event of Termination (as described in Section 4), Termination for Just Cause (as described in Section 5), Termination for Disability or Death (as described in Section 6) or Termination Upon Retirement (as described in Section 7), all obligations of the Bank hereunder shall immediately cease upon the date of such resignation.

5.      TERMINATION FOR JUST CAUSE.

          (a)     The term “Termination for Just Cause” shall mean termination because of Executive’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of this Agreement

          (b)     Notwithstanding Section 5(a), the Bank may not terminate Executive for Just Cause unless and until there shall have been delivered to him a Notice of Termination which shall include a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board at a meeting of the Board called and held for that purpose, finding that in the good faith opinion of the Board, Executive had engaged in or committed the conduct justifying Termination for Just Cause.  Executive shall not have the right to receive compensation or other benefits for any period after Termination for Just Cause.  During the period beginning on the date of the Notice of Termination for Just Cause pursuant to Section 5 hereof through the Date of Termination, any unvested stock options and related rights granted to Executive under any stock option plan of the Bank or the Company (or any affiliate) shall not be exercisable nor shall any unvested awards granted to Executive under any stock benefit plan of the Bank or Company (or affiliate thereof) vest.  At the Date of Termination, any such unvested stock options and related rights and any such unvested awards shall become null and void and shall not be exercisable by or delivered to Executive at any time subsequent to such Termination for Just Cause.

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6.       TERMINATION FOR DISABILITY OR DEATH.

           (a)     The Bank or Executive may terminate Executive’s employment after having established Executive’s Disability.  For purposes of this Agreement, “Disability” means a physical or mental infirmity that impairs Executive’s ability to substantially perform his duties under this Agreement and that results in Executive’s becoming eligible for long-term disability benefits under a long-term disability plan of the Bank (or, if the Bank has no such plan in effect, that impairs Executive’s ability to substantially perform his duties under this Agreement for a period of one hundred eighty (180) consecutive days).  The Board shall determine in good faith, based upon competent medical advice and other factors that they reasonably believe to be relevant, whether or not Executive is and continues to be disabled for purposes of this Agreement.  As a condition to any benefits, the Board may require Executive to submit to such physical or mental evaluations and tests as it deems reasonably appropriate, at the Bank’s expense.

           (b)     In the event of such Disability, Executive’s obligation to perform services under this Agreement will terminate.  In the event of such termination, Executive shall be entitled to receive benefits under any disability program sponsored by the Bank.

           (c)     In the event of Executive’s death during the term of this Agreement, his estate, legal representatives or named beneficiary or beneficiaries (as directed by Executive in writing) shall be paid Executive’s Base Salary, as defined in Section 3, at the rate in effect at the time of Executive’s death for a period of one (1) year from the date of Executive’s death. In addition, Executive's family shall be entitled to continued medical coverage under any Bank sponsored "employee welfare benefit plan," as such term is defined in section 3(1) of the Employee Retirement Income Security Act of 1974, as amended, which coverage shall be substantially identical to the coverage maintained by the Bank for Executive and his family prior to Executive’s termination.

7.      TERMINATION UPON RETIREMENT

       Termination of Executive’s employment based on “Retirement” shall mean termination of Executive’s employment at age 65, unless extended by the Board. Upon termination of Executive’s employment based on Retirement, no amounts or benefits shall be due Executive under this Agreement, and Executive shall be entitled to all benefits under any retirement plan of the Bank and other plans to which Executive is a party.

8.        RESIGNATION FROM BOARDS OF DIRECTORS

          In the event of Executive’s termination of employment for any reason other than upon a Change in Control, Executive shall resign, if previously appointed, as a director of the Bank and as a director and/or officer of any affiliate of the Bank.

9.         NOTICE

            (a)     Any notice required hereunder shall be in writing and hand-delivered to the other party.  Hand delivery to the Bank shall be made to the Chairman or the Secretary of the Board of Directors.  Any termination by the Bank or by Executive shall be communicated by Notice of Termination to the other party hereto.  For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.

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            (b)     “Date of Termination” shall mean (A) if Executive’s employment is terminated for Disability, thirty (30) days after a Notice of Termination is given (provided that he shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period), and (B) if his employment is terminated for any other reason, the date specified in the Notice of Termination.

            (c)     If the party receiving a Notice of Termination desires to dispute or contest the basis or reasons for termination, the party receiving the Notice of Termination must notify the other party within thirty (30) days after receiving the Notice of Termination that such a dispute exists, and shall pursue the resolution of such dispute in good faith and with reasonable diligence pursuant to Section 19 of this Agreement. During the pendency of any such dispute, the Bank shall not be obligated to pay Executive compensation or other payments beyond the Date of Termination.

10.       SOURCE OF PAYMENTS.

All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Bank.

11.       EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFITS PLANS.

This Agreement contains the entire understanding between the parties hereto and supersedes any prior employment agreement between the Bank or any predecessor of the Bank and Executive. No provision of this Agreement shall be interpreted to mean that Executive is subject to receiving fewer benefits than those available to him without reference to this Agreement.

12.       NO ATTACHMENT; BINDING ON SUCCESSORS.

(a)     Except as required by law or as otherwise provided in this Agreement, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void, and of no effect

 (b)     This Agreement shall be binding upon, and inure to the benefit of, Executive and the Bank and their respective successors and assigns.

13.       MODIFICATION AND WAIVER.

            (a)     This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

            (b)     No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel.  No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.

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14.       REQUIRED PROVISIONS.

            (a)     The Bank may terminate Executive’s employment at any time, but any termination by the Board other than Termination for Just Cause as defined in Section 5 hereof shall not prejudice Executive’s right to compensation or other benefits under this Agreement.  Executive shall have no right to receive compensation or other benefits for any period after Termination for Cause.

            (b)     If Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e)(3) [12 USC §1818(e)(3)] or 8(g)(1) [12 USC §1818(g)(1)] of the Federal Deposit Insurance Act (the “FDI Act”), the Bank’s obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings.  If the charges in the notice are dismissed, the Bank may in its discretion (i) pay Executive all or part of the compensation withheld while its contract obligations were suspended and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

             (c)     If Executive is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) [12 USC §1818(e)(4)] or 8(g)(1) [12 USC §1818(g)(1)] of the FDI Act, all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

            (d)     If the Bank is in default as defined in Section 3(x)(1) [12 USC §1813(x)(1)] of the FDI Act, all obligations of the Bank under this Agreement shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

           (e)     All obligations under this Agreement shall be terminated, except to the extent determined that continuation of this Agreement is necessary for the continued operation of the Bank, (i) by the Comptroller of the OCC or his or her designee, at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) [12 USC §1823(c)] of the FDI Act; or (ii) by the Comptroller or his or her designee at the time the Director or his or her designee approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the Comptroller to be in an unsafe or unsound condition.  Any rights of the parties that have already vested, however, shall not be affected by such action.

 (f)     Notwithstanding anything herein contained to the contrary, any payments to Executive by the Bank, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the FDI Act, 12 U.S.C. Section 1828(k), and the regulations promulgated thereunder in 12 C.F.R. Part 359.

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15.       NON-COMPETITION AND POST-TERMINATION OBLIGATIONS.

           (a)     All payments and benefits to Executive under this Agreement shall be subject to Executive’s compliance with paragraph (b), (c) and (d) of this Section 15.

         (b)     Executive shall, upon reasonable notice, furnish such information and assistance to the Bank as may reasonably be required by the Bank in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party; provided, however, that Executive shall not be required to provide information or assistance with respect to any litigation between Executive and the Bank or any of its subsidiaries or affiliates.

          (c)     Executive recognizes and acknowledges that the knowledge of the business activities and plans for business activities of the Bank and affiliates thereof, as it may exist from time to time, is a valuable, special and unique asset of the business of the Bank and affiliates thereof. Executive will not, during or after the term of his employment, disclose any knowledge of the past, present, planned or considered business activities of the Bank or affiliates thereof to any person, firm, corporation, or other entity for any reason or purpose whatsoever (except for such disclosure as may be required to be provided to the OCC, the FDIC, or other regulatory agency with jurisdiction over the Bank or Executive). Notwithstanding the foregoing, Executive may disclose any knowledge of banking, financial and/or economic principles, concepts or ideas which are not solely and exclusively derived from the business plans and activities of the Bank, and Executive may disclose any information regarding the Bank which is otherwise publicly available or which Executive is otherwise legally required to disclose. In the event of a breach or threatened breach by Executive of the provisions of this Section 15, the Bank will be entitled to an injunction restraining Executive from disclosing, in whole or in part, his knowledge of the past, present, planned or considered business activities of the Bank or any of its affiliates, or from rendering any services to any person, firm, corporation or other entity to whom such knowledge, in whole or in part, has been disclosed or is threatened to be disclosed. Nothing herein will be construed as prohibiting the Bank from pursuing any other remedies available to them for such breach or threatened breach, including the recovery of damages from Executive.

        (d)     Upon any termination of Executive’s employment hereunder for any reason other than (i) pursuant to Section 4(a)(iii); (ii) pursuant to Section 6; or (iii) any termination of Executive’s employment hereunder as a result of the expiration of Executive’s employment term following a notice of non-renewal pursuant to Section 2, Executive agrees not to compete in the banking and lending business with the Bank and any of its affiliates for a period of one (1) year following such termination in any city or town in which the Bank has an office or has filed an application for regulatory approval to establish an office, determined as of the effective date of such termination, except as agreed to pursuant to a resolution duly adopted by the Board. Executive agrees that during such period and within said cities and towns, Executive shall not work for or advise, consult or otherwise serve with, directly or indirectly, any entity whose business materially competes with the depository, lending or other business activities of the Bank. The parties hereto, recognizing that irreparable injury will result to the Bank, its business and property in the event of Executive’s breach of this Section 15(d) agree that in the event of any such breach by Executive, the Bank will be entitled, in addition to any other remedies and damages available, to an injunction to restrain the violation hereof by Executive, Executive’s partners, agents, servants, employers, employees and all persons acting for or with Executive. Executive represents and admits that Executive’s experience and capabilities are such that Executive can obtain employment in a business engaged in other lines and/or of a different nature than the Bank, and that the enforcement of a remedy by way of injunction will not prevent Executive from earning a livelihood. Nothing herein will be construed as prohibiting the Bank from pursuing any other remedies available to them for such breach or threatened breach, including the recovery of damages from Executive.

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          (e)     Upon any termination of Executive’s employment hereunder for any reason other than (i) pursuant to Section 4(a)(iii); (ii) pursuant to Section 6; or (iii) any termination of Executive’s employment hereunder as a result of the expiration of Executive’s employment term following a notice of non-renewal pursuant to Section 2, Executive agrees that Executive will not, in any manner whatsoever, for a period of one (1) year following the termination of Executive’s employment with the Bank either as an individual or as a partner, stockholder, director, officer, principal, employee, agent, consultant, or in any other relationship or capacity, with any person, firm, corporation or other business entity, either directory or indirectly, solicit or induce or aid in the solicitation or inducement of any employees of the Bank to leave their employment with the Bank. Executive further agrees that Executive will not, in any manner whatsoever, for a period of one (1) year following the termination of Executive’s employment with the Bank, either as an individual or as a partner, stockholder, director, officer, principal, employee, agent, consultant or in any other relationship or capacity with any person, firm, corporation or other business entity, either directly or indirectly, solicit the business of any customers or clients of the Bank at the time of termination of Executive’s employment with the Bank.

16.       SEVERABILITY.

If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

17.       HEADINGS FOR REFERENCE ONLY.

The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

18.       GOVERNING LAW.

This Agreement shall be governed by the laws of the State of Illinois but only to the extent not superseded by federal law.

19.       ARBITRATION.

Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by binding arbitration, conducted before a single arbitrator selected by the Bank and Executive sitting in a location selected by the Bank and Executive within twenty-five (25) miles of Arlington Heights, Illinois in accordance with the rules of the American Arbitration Association then in effect.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

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20.       PAYMENT OF LEGAL FEES.

All reasonable legal fees paid or incurred by Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Bank, provided that the dispute or interpretation has been settled by Executive and the Bank or resolved in Executive’s favor.  To the extent necessary to avoid taxes and penalties under Code Section 409A, such reimbursement shall be paid within two and one-half months following the resolution of any such dispute.

21.       INDEMNIFICATION.

(a)     The Bank shall provide Executive (including his heirs, executors and administrators) with coverage under a standard directors’ and officers’ liability insurance policy at its expense, and shall indemnify Executive (and his heirs, executors and administrators) for the term of this Agreement and for a period of six years thereafter to the fullest extent permitted under applicable law against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his performance of services as a director or officer of the Bank (whether or not he continues to be a director or officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys’ fees and the cost of reasonable settlements (such settlements must be approved by the Board); provided, however, the Bank shall not be required to indemnify or reimburse Executive for legal expenses or liabilities incurred in connection with an action, suit or proceeding arising from any illegal or fraudulent act committed by Executive. Any such indemnification shall be made consistent with OCC Regulations and Section 18(k) of the FDI Act, 12 U.S.C. §1828(k), and the regulations issued thereunder in 12 C.F.R. Part 359.

(b)     Notwithstanding the foregoing, no indemnification shall be made unless the Bank gives the OCC at least 60 days’ notice of its intention to make such indemnification. Such notice shall state the facts on which the action arose, the terms of any settlement, and any disposition of the action by a court. Such notice, a copy thereof, and a certified copy of the resolution containing the required determination by the Board shall be sent to the supervisory office of the OCC, who shall promptly acknowledge receipt thereof. The notice period shall run from the date of such receipt. No such indemnification shall be made if the OCC advises the Bank in writing within such notice period, of its objection thereto.

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IN WITNESS WHEREOF, the Bank has caused this Agreement to be executed by its duly authorized representative, and Executive has signed this Agreement, effective as of the day and date first above written.

ATTEST:	BEN FRANKLIN BANK OF ILLINOIS

/s/ Bernadine V. Dziedzic
Corporate Secretary
By: /s/ C. Steven Sjogren Chairman of the Board

WITNESS:	EXECUTIVE:

/s/ Glen A. Miller
Glen A. Miller
/s/ Steven D. Olson
Steven D. Olson

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